EXHIBIT 4

                             TERMINATION AGREEMENT

         THIS TERMINATION AGREEMENT (this "Agreement") is made and entered into effective as of the 30th day of September, 1997 by and between GLENAYRE TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and RAMON D. ARDIZZONE (the "Executive").

                              Statement of Purpose

         The Company and the Executive entered into an Employment Agreement dated June 21 1995, as amended on December 8, 1995 and December 12, 1996 (the "Employment Agreement"). The Company and the Executive desire to terminate the Executive's employment under the Employment Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing Statement of Purpose and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

         1. The Executive's employment under the Employment Agreement shall terminate effective as September 30, 1997 (the "Termination Date") and the Executive shall no longer be employed by the Company or its affiliates.

         2. The Company acknowledges and agrees that all options to purchase the Company's common stock previously granted by the Company to the Executive are fully vested and that such options continue after the Termination Date to be exercisable for the applicable 10-year periods.

         3. The Company acknowledges and agrees that, pursuant to Paragraph 2(f) of the Employment Agreement, promptly after the Termination Date, (i) the Company shall pay to the Executive the sum of (A) his accrued but unpaid Base Salary, plus (B) his accrued but unpaid vacation pay, plus (C) any other compensation payments or benefits which have accrued and are payable in connection with such termination and (ii) the Executive (and his dependents) shall be entitled to participate in the Company's Retiree Medical Plan as provided in Paragraph 2(f)(6) of the Employment Agreement. Promptly after the bonuses under the Company's 1997 MBO Plan are determined, the Company shall pay to the Executive 75% of the bonus under the MBO Plan that he would have been entitled to receive for 1997, but for the termination of his employment by the Company on the Termination Date. The Company will also pay to the Executive, promptly after the Termination Date, the sum of $8,883 (subject to withholding) and $640 will be paid by the Company for the Executive's account under to the Company's Deferred Compensation Plan, as special severance payments to compensate the Executive because the Company is unable to make a matching contribution ($6,400) for the Executive to the Company's 401(k) Plan for 1997.

         4. The Company acknowledges and agrees that the termination of the Executive's employment under the Employment Agreement does not affect his position as Chairman of the Board of Directors of the Company and that, beginning October 1, 1997, the Executive shall be paid an annual fee of $150,000 (as such fee may be changed by the Board of Directors of the Company from time to time in its sole discretion), payable quarterly in arrears, for his services as such until the further order of the Board of Directors of the Company.

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         5. The Executive acknowledges and agrees no event has occurred prior to the date hereof which constitutes "Good Reason" (as defined in Paragraph 2(e) of the Employment Agreement) or a "Change in Control" of the Company (as defined in Paragraph 2(e)(6) of the Employment Agreement), which in either case would entitle the Executive to terminate his employment under the Employment Agreement and to be paid certain payments under Paragraph 2(f) of the Employment
Agreement.


         IN WITNESS WHEREOF, the parities have executed this Agreement effective as of the day and year first above written.

                                           GLENAYRE TECHNOLOGIES, INC.




                                           /s/ Gary B. Smith
                                           -------------------------------------
                                           Gary B. Smith
                                           President and Chief Executive Officer



                                           /s/ Ramon D. Ardizzone
                                           -------------------------------------
                                           Ramon D. Ardizzone
                                           Chairman of the Board

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